As filed with the Securities and Exchange Commission on May 15, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERADATA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-3236470
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

17095 Via Del Campo
San Diego, California 92127
(Address of Principal Executive Offices and Zip Code)

TERADATA 2025 NEW EMPLOYEE STOCK INDUCEMENT PLAN
(effective May 15, 2025)
(Full title of plan)

Margaret A. Treese
Chief Legal Officer and Secretary
Teradata Corporation
17095 Via Del Campo
San Diego, California 92127
(Name and address of agent for service)

(866) 548-8348
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

____________________

As permitted under Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by Teradata Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any portions of such documents that were furnished and not filed):

1.    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

2.    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025.

3.    The Company’s Current Reports on Form 8-K on February 11, 2025 (as amended by Amendment No. 1 filed February 26, 2025), February 26, 2025, May 5, 2025, and May 15, 2025.

    4.    The description of the Company’s Common Stock set forth in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the Common Stock offered pursuant to the Teradata 2025 New Employee Stock Inducement Plan (the "2025 NESIP") will be passed upon for the Company by Angela D. Snavely, an employee of the Company and its Senior Vice President, Corporate, Ethics, and Compliance Officer and Assistant Secretary. Ms. Snavely owns rights to acquire shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any breach of their duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•for any transaction from which the director derived an improper personal benefit.
The Company maintains insurance policies under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation of Teradata Corporation, as amended and restated on September 24, 2007. Incorporated herein by reference to Exhibit 3.1 to Teradata Corporation’s Current Report on Form 8-K dated September 25, 2007 (SEC File No. 001-33458)

4.2
Amended and Restated Bylaws of Teradata Corporation, as amended and restated on October 31, 2022. Incorporated herein by reference to Exhibit 3.1 to Teradata Corporation’s Current Report on Form 8-K dated November 1, 2022 (SEC File No. 001-33458)

4.3	Teradata 2025 New Employee Stock Inducement Plan. Incorporated herein by reference to Exhibit 10.1 to Teradata Corporation’s Current Report on Form 8-K dated May 15, 2025 (SEC File No. 001-33458)

5.1	Opinion of Angela D. Snavely, Senior Vice President, Corporate, Ethics, and Compliance Officer and Assistant Secretary, with respect to the legality of the securities being registered*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Angela D. Snavely (contained in her opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney*

107	Calculation of Filing Fee Table*
______________
*Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, and State of California, on the 15th day of May, 2025.

    TERADATA CORPORATION

    By: /s/ Margaret A. Treese
     Margaret A. Treese
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Stephen McMillan Stephen McMillan	Director, President and Chief Executive Officer (Principal Executive Officer)	May 15, 2025
/s/ John Ederer John Ederer	Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2025
/s/ Margaret A. Treese
Margaret A. Treese
As attorney-in-fact for Lisa R.
Bacus, Timothy C.K. Chou,
Daniel R. Fishback, Michael P. Gianoni, Todd E. McElhatton, Kimberly K. Nelson, Joanne B.
Olsen and John G. Schwarz
	Directors	May 15, 2025

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